As filed with the Securities and Exchange Commission on October 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exscientia plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

The Schrödinger Building

Oxford Science Park

Oxford OX4 4GE

United Kingdom

(Address of principal executive offices) (Zip code)

Exscientia Company Share Option Plan

The Exscientia Unapproved Share Option Plan with RSU Sub-Plan

The Ex Scientia Enterprise Management Incentive Plan

Exscientia plc Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan

(Full titles of the plan)

Exscientia Inc.

Office 316

2125 Biscayne Blvd.

Miami, Florida 33137

United States

Tel: +1 954 406 8602

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Marc Recht Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Dan Ireland Vice President, Legal Oxford Science Park Oxford OX4 4GE United Kingdom Tel: +44 (0) 1865 818941	David Boles Claire Keast-Butler Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7583 4055

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.0005 per share
- Outstanding under the Registrant’s Company Share Option Plan	5,172,000 shares(3)	$0.06(4)	$310,320.00	$28.77
- Outstanding under the Registrant’s Unapproved Share Option Plan with RSU Sub-Plan	1,580,400 shares(5)	$0.02(6)	$31,608.00	$2.94
- Outstanding under the Registrant’s Enterprise Management Incentive Plan	2,895,000 shares(7)	$0.03(8)	$86,850.00	$8.06
- Ordinary shares reserved for future grant under the Registrant’s Equity Incentive Plan, with Non-Employee Sub-Plan and CSOP Sub-Plan	10,479,300 shares(9)	$21.09(10)	$221,008,437.00	$20,487.49
Total	20,126,700 shares		$221,437,215.00	$20,527.26

(1)	These ordinary shares, nominal value £0.0005 per share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of Exscientia plc (the “Registrant”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-259724).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the above-named plans by reason of any share dividend, share split, recapitalization or other similar transaction.
(3)	Represents Ordinary Shares issuable upon the exercise of outstanding share option awards under the Exscientia Company Share Option Plan (the “2019 CSOP”) as of September 30, 2021. No further grants will be made under the 2019 CSOP. To the extent outstanding options granted under the 2019 CSOP are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2019 CSOP, the number of shares underlying such awards will be available for future grant under the 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan (the “2021 Plan”). See footnote 9 below.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.06 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2019 CSOP as of September 30, 2021.
(5)	Represents Ordinary Shares issuable upon the exercise of outstanding share option awards and the vesting of outstanding restricted stock units under the Exscientia Unapproved Share Option Plan with RSU Sub-Plan (the “2018 USOP”) as of September 30, 2021. No further grants will be made under the 2018 USOP. To the extent outstanding options granted under the 2018 USOP are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2018 USOP, the number of shares underlying such awards will be available for future grant under the 2021 Plan. See footnote 9 below.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.02 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2018 USOP as of September 30, 2021.
(7)	Represents Ordinary Shares issuable upon the exercise of outstanding share option awards under the Ex Scientia Enterprise Management Incentive Plan (the “2016 MIP”) as of September 30, 2021. No further grants will be made under the 2016 MIP. To the extent outstanding options granted under the 2016 MIP are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2016 MIP, the number of shares underlying such awards will be available for future grant under the 2021 Plan. See footnote 9 below.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.03 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2016 MIP as of September 30, 2021.
(9)	Represents Ordinary Shares reserved for future issuance pursuant to awards under the 2021 Plan. The 2021 Plan also provides that the number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of Ordinary Shares outstanding on December 31 of the preceding calendar year. The Registrant’s board may act prior to January 1 of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser (but not greater) number of Ordinary Shares. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(10)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based upon $21.09, which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on October 15, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Exscientia plc (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s prospectus filed on October 4, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1 originally filed on September 10, 2021, as amended (File No. 333-259431), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on September 28, 2021 (File No. 001-40850) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the Registrant’s Articles of Association.

Current and former members of the Registrant’s board of directors or officers shall be reimbursed for:

(a) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the Registrant, including any liability incurred in defending any criminal or civil proceedings; and

(b) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company (collectively, the “Statutes”) arising in relation to the Registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the Registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the Registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the Registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the Registrant’s board of directors and its officers who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

In addition, the Registrant has entered or intends to enter into a deed of indemnity with each of its directors and officers. In addition to such indemnification, the Registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Articles of Association of Exscientia plc.	F-1	333-259431	3.2	9/17/21
4.2	Deposit Agreement.	F-1	333-259431	4.1	9/17/21
4.3	Form of American Depositary Receipt (included in Exhibit 4.2).	F-1	333-259431	4.2	9/17/21
5.1*	Opinion of Cooley (UK) LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, the Registrant’s independent registered public accounting firm
23.2*	Consent of Cooley (UK) LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Exscientia Company Share Option Plan	F-1	333-259431	10.21	9/10/21
99.2	The Exscientia Unapproved Share Option Plan with RSU Sub-Plan	F-1	333-259431	10.20	9/10/21
99.3	The Ex Scientia Enterprise Management Incentive Plan	F-1	333-259431	10.22	9/10/21
99.4	Exscientia plc Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan	F-1	333-259431	10.19	9/10/21

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxford, United Kingdom, on the 18th day of October, 2021.

EXSCIENTIA PLC

By:	/s/ Andrew Hopkins
Andrew Hopkins, DPhil, FRSE, FRSC
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew Hopkins and Ben Taylor, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Hopkins	Chief Executive Officer and Director	October 18, 2021
Andrew Hopkins, DPhil, FRSE, FRSC	(Principal Executive Officer)

/s/ Ben Taylor	Chief Financial Officer	October 18, 2021
Ben Taylor	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Nicholson	Chairman of the Board of Directors	October 18, 2021
David Nicholson, Ph.D.

/s/ Elizabeth Crain	Director	October 18, 2021
Elizabeth Crain

/s/ Robert Ghenchev	Director	October 18, 2021
Robert Ghenchev

/s/ Joanne Xu	Director	October 18, 2021
Joanne Xu

/s/ Mario Polywka	Director	October 18, 2021
Mario Polywka, DPhil

Exscientia Inc.

By:	/s/ Andrew Hopkins	Authorized U.S. Representative	October 18, 2021
Name: Andrew Hopkins, DPhil, FRSE, FRSC
Title: Authorized Signatory